Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 of Clarios International Inc. of our report dated May 4, 2021 relating to the financial statements and financial statement schedule of Clarios Global LP, which appears in this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Milwaukee, Wisconsin

July 20, 2021